September 27, 2021

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Baird Funds, Inc., a Wisconsin corporation (the “Company”), in connection with the registration statement on Form N-14 (the “Registration Statement”) to be filed by the Company, relating to the issuance by the Baird SmallCap Value Fund, a series of the Company, of Institutional Class shares of common stock, $0.01 par value (the “Shares”). The Registration Statement relates to the proposed reorganization of the Baird Small/Mid Cap Value Fund into the Baird SmallCap Value Fund, pursuant to an agreement and plan of reorganization (the “Agreement”). The Baird SmallCap Value Fund will be renamed the "Baird Equity Opportunity Fund" concurrent with the closing of the reorganization.

We have examined: (i) the Registration Statement (including the combined proxy statement/prospectus and form of Agreement contained therein); (ii) the Company’s Articles of Incorporation, as amended and restated and supplemented to date (the “Articles”) and By-Laws, as amended; (iii) certain resolutions of the Company’s Board of Directors; and (iv) such other proceedings, documents and records we have deemed necessary to render this opinion. In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. We have not independently established any facts represented in the documents so relied upon.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Company.

For purposes of rendering this opinion, we have assumed that: (i) the Shares will be issued in accordance with the terms of the Agreement, the Articles and the resolutions of the Board of Directors of the Company relating to the creation, authorization and issuance of the Shares; (ii) the Shares will be issued against payment therefor as described in the Registration Statement and the Agreement and that such payment will be at least equal to the net asset value of such Shares; and (iii) that prior to the date of the issuance of the Shares, the Agreement will be duly executed and delivered by each party thereto, and the conditions in the Agreement will have been satisfied.

Baird Funds, Inc.
September 27, 2021

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.